UAL Corporation
Supplemental Information

Upon emergence from Chapter 11, the company issued and reinstated various securities as contemplated by the Plan of Reorganization (POR). The company also adopted fresh-start reporting in accordance with SOP 90-7 as of February 1, 2006. Under fresh-start reporting, the company's assets and liabilities are re-measured using fair value. Also, as part of fresh start, we adopted several new accounting policies.

As a result, there were many changes to the run rates of various revenue and expense lines. Please note that these changes are primarily non-cash in nature, but do affect the comparability of results of operations. Because these changes are quite extensive and complicated, this summary has been created to explain them in some detail. These changes plus the expenses related to stock-based compensation reduced our first quarter operating earnings by approximately $120 million and our net earnings by approximately $160 million.

The company reported a net gain of approximately $23 billion in the first quarter ending March 31, 2006. The gain consisted primarily of non-cash reorganization items related to the discharge of certain liabilities and the revaluation of assets and liabilities to estimated fair values. These items are specifically listed in the footnotes of the first quarter press release financial tables.

Fresh-start reporting resulted in adjustments of $1.7 billion to reduce the recorded value of operating property and equipment and $2.8 billion to increase the recorded value of intangible assets. These balance sheet changes along with various transactions implemented in accordance with the company's POR result in further changes in the income statement, as discussed below. Please note that the dollar amounts provided are in millions.

Estimates of fair value adopted under fresh-start reporting represent the company's best current estimates based upon appraisals and valuations and, where the foregoing have not been completed or were not yet available, by reference to industry data and trends and to relevant market rates and transactions. These estimates and assumptions are inherently subject to uncertainties and contingencies beyond the control of the company. Accordingly, the realization of these estimates and assumptions cannot be guaranteed, and actual results may vary materially. In accordance with Statement of Financial Accounting Standards 141, "Business Combinations", this preliminary allocation of reorganization value is subject to additional adjustment within one year after emergence from bankruptcy.

Summary of Impacts to 1Q '06
Increase/(Decrease) to Earnings

Passenger revenue                                                                                     9)  [a]
Other revenue                                                                                         (11) [a]
Mileage Plus advertising exp                                                                       1  [a]
Stock-based compensation                                                                     (69) [b]
FAS106 post-retirement welfare cost                                                        (4) [b]
Depreciation (aircraft and other)                                                                16 [b]
Amortization of intangibles                                                                       (28) [b]
Aircraft rent                                                                                            (16) [b]
                                                                    Operating Earnings            (120)

Aircraft interest expense                                                                         (16) [b]
DIP/Exit interest expense                                                                       (18) [b]
Other interest expense                                                                           (24) [b]
Interest income                                                                                       16 [b]
                                                                                                             (42)

                                                                           Net Earnings            ($162)

[a] Amount represents the pro-forma variance solely associated with the change in accounting treatment for the Mileage Plus Frequent Flyer Program. See further detail below.

[b] Amount represents the difference between combined February and March results versus January results. See further detail below.

 Aircraft Ownership

                                                                                                        Monthly Expense
                                                                                                                        Average of
                                                                                                        Jan '06   Feb & Mar '06
Aircraft rent                                                                                         $ 30             $ 38
Aircraft depreciation                                                                               40                31
Aircraft interest expense                                                                         31                 39
                                                                                                            101               108

Upon fresh-start, the company loses the benefit of the future amortization of deferred gains on aircraft sale and leaseback transactions, which for accounting purposes are required to be deferred and amortized over the terms of the related leases as a reduction of aircraft rent expense, but which are eliminated in fresh start. These amounts averaged $7 million per month throughout 2005.

Aircraft depreciation expenses have been impacted by the adoption of fresh-start accounting, which resulted in adjustments to the asset values, residual values, and useful life assumptions. Appraisals were primarily used as the basis of estimating the adjustments for the aircrafts' book values to current fair value. The company also revised its policies regarding aircraft life assumptions by extending the life of some of its fleet as follows.

(in years)

                                                                            Asset Lives

Aircraft Type                                                       From     To
B767-300                                                             25        30
B737-300                                                             25        27
B737-500                                                             25        27
B757-200                                                             25        28

The company's depreciable life assumptions remain unchanged for the following aircraft types:

Aircraft Type                                                         Asset Lives
A319-100                                                                     30
A320-200                                                                     30
B747-400                                                                     30
B777-200                                                                     30

Aside from changes to the mix of operating and capital leases, the company's post fresh-start interest expenses also reflect changes associated with mark-to-market interest rate adjustments, which result from recognizing fair value for debt, capital lease obligations and operating lease obligations.

Non-Aircraft Depreciation and Amortization

As a result of fresh-start accounting, the company adjusted the net book values of assets to fair value for both flight and ground equipment. The company also recognized certain new intangible assets. These changes resulted in the following depreciation and amortization expense impacts:

                                                                                                        Monthly Expense
                                                                                                                        Average of
                                                                                                        Jan '06   Feb & Mar '06
Amortization of intangibles                                                                     $ 1              $ 15
Other depreciation expense                                                                    27                 28
 subtotal                                                                                                 28                 43
Aircraft depreciation                                                                               40                 31
Depreciation and amortization                                                                 68                 74

The intangibles amortization expense has increased materially due to the adoption of fresh-start accounting, which resulted in the recognition of intangible assets not previously reflected on the company's balance sheet. Intangible assets deemed to have definite lives, and therefore being subject to amortization, include the Mileage Plus customer database, patents, certain contracts, certain airport slots and gates, and hubs. No amortization expense is associated with assets deemed to have indefinite lives, but such assets are evaluated on an annual basis for impairment.

FAS106 Post-retirement Welfare Cost

Upon emergence from bankruptcy on February 1, 2006, the company completed a revaluation of the post-retirement liabilities using census data as of January 1, 2006, and updated the assumed discount rate from a weighted average of 5.68% to 5.84%. In accordance with SOP 90-7, we accelerated the recognition of $73 million in net unrecognized actuarial and prior service gains and losses upon emergence. The company's first quarter FAS106 costs were as follows:

                                        Monthly Expense
                                                        Average of
                                       Jan '06   Feb & Mar '06
                                        $ 11             $ 13

Mileage Plus Frequent Flyer Program

The company revalued its frequent flyer award liability at fair value at the date of adoption of fresh-start reporting. The company elected to change the accounting for its Mileage Plus Frequent Flyer Program to a deferred revenue model for the successor company. Management believes that the accounting for the Mileage Plus obligation using deferred revenue is a preferred accounting method and provides the best financial reporting for this obligation.

The previous accounting treatment, which was consistent with current industry practice of accounting for frequent flyer programs, differentiated the treatment of miles earned by frequent flyers with miles sold to non-airline business partners. Miles earned were accounted for on an incremental cost basis as an accrued liability with periodic adjustments recorded as marketing expense. Such expenses approximated $52 million in 2005. Miles sold to non-airline business partners were accounted for on a deferred revenue basis, with periodic adjustments made to passenger and other revenues. Under the new method of accounting, all frequent flyer award liability adjustments will be recorded to passenger and other revenue, and will be measured at equivalent ticket values. The first quarter impact associated with the adoption of this new accounting policy resulted in a $9 million decrease to passenger revenue, an $11 million decrease to other revenue, and a decrease in marketing expenses of $1 million.

Selected Non-Operating Activity

                                                                                                        Monthly Expense
                                                                                                                        Average of
                                                                                                    Jan '06     Feb & Mar '06
Aircraft interest expense                                                                 $ 31             $ 39
DIP interest expense                                                                           9                  0
Exit financing interest expense                                                              0                18
Imputed interest expense on prepaid miles                                           0                   6
Other interest expense                                                                         2                  8
Interest income                                                                                 (6)               (14)

In October 2005, we entered into an amendment to our agreement with Chase Bank USA N.A. ("Chase") regarding the Mileage Plus Visa card under which Chase pays for frequent flyer miles earned by Mileage Plus members for making purchases using the Mileage Plus Visa card. The existing agreement includes an annual guaranteed payment for the purchase of frequent flyer miles. In addition to extending the agreement until 2012 and making certain other adjustments in the relationship, the agreement provided for an advance purchase of miles above and beyond the existing guaranteed payment for 2006 mileage of $200 million. As security for the total advance purchase of miles by Chase of $686 million at February 2, 2006, which amount includes the $200 million advance payment under the revised agreement, the Company provided a junior lien upon, and security interest in, all collateral pledged or in which security interest is granted, as security in connection with the Credit Facility as noted below. The security interest is junior to other Credit Facility debt, and will apply to no more than $850 million in total advance purchases at any time. Based upon the granting of the security interest, such advance purchases have been classified as debt, and the company correspondingly incurs imputed interest on the amount of the prepaid miles.